Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 1, 2017

ACME UNITED CORPORATION ACQUIRES ASSETS OF SPILL MAGIC, INC.

Provides World-Class Fluid-Absorbent Solutions for Safety

FAIRFIELD, CONN. – February 1, 2017 – Acme United Corporation (NYSE MKT:ACU) today announced that it has acquired the assets of Spill Magic, Inc. for $7.2 million in cash. Spill Magic had revenues in 2016 of $6.3 million and EBITDA of approximately $1.4 million. The acquisition is expected to be accretive during 2017.

Spill Magic is a leader in absorbents that encapsulate spills into dry powders that can be safely disposed. Many large retail chains use its products to remove liquids from broken glass containers, oil and gas spills, bodily fluids, and solvents. Its easy-to-use and environmentally friendly products permanently absorb the spills, leaving the floors underneath dry and reducing injuries from falls. Spill Magic also sells spill clean-up kits and blood borne pathogen kits for the safety market.

Spill Magic is located in Santa Ana, California and Smyrna, Tennessee, and began operations in 1995. The company employs 22 people.

Walter C. Johnsen, Chairman and CEO of Acme United, said, “Spill Magic complements Acme United’s existing products within the office, industrial, retail, food service, and safety markets. We intend to keep the Spill Magic operations at their current locations while expanding the business and distribution through Acme United’s broad customer base, innovation, and global reach.”

Further information on Spill Magic is available at its website, www.spillmagic.com.

ACME UNITED CORPORATION is an innovative supplier of cutting devices and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, Camillus®, CUDA®, PhysiciansCare ®,Pac-Kit ®, DMT, and First Aid Only®. For more information, visit www.acmeunited.com.

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Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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